Exhibit (a)(4)

DWS TARGET FUND

Amended and Restated Establishment and Designation of Series and
Classes of Shares of Beneficial Interest, Without Par Value

WHEREAS, the Trustees of DWS Target Fund (the “Trust”), acting pursuant to the Trust’s Amended and Restated Declaration of Trust (the “Declaration”), dated June 24, 2008, as amended, had previously established and designated one or more series of shares of beneficial interest in the Trust (each, a “Series” composed of “Shares”) pursuant to one or more designations of series (the “Prior Series Designations”) and had previously established and designated one or more classes of Shares (each, a “Class”) for some or all of the Series pursuant to one or more designations of classes (the “Prior Class Designations,” such Prior Series Designations and Prior Class Designations referred to herein collectively as the “Prior Designations”);

WHEREAS, the Trustees of the Trust, effective July 27, 2010, restated the Trust’s Prior Designations, the terms of the restated designation to supersede any terms set forth in the Prior Designations;

WHEREAS, pursuant to Article VIII, Section 8.2, of the Declaration, the Trustees, at a meeting held on July 14, 2010, authorized the termination of the Series of Shares designated as “DWS Target 2010 Fund,” to be effective on November 15, 2010; and

NOW THEREFORE, pursuant to Article VIII, Section 8.3 of the Declaration, the Trustees of the Trust, effective on November 15, 2010, hereby amend and restate the Trust’s Prior Designations, the terms of which to supersede any terms set forth in the Prior Designations:

1.           The following Series of Shares are established and designated, the Shares, without par value, of such Series to be subject to the terms of, and entitled to all the rights and preferences accorded to Shares of a Series under the Declaration and this amended and restated designation:

DWS Target 2011 Fund

DWS Target 2012 Fund

DWS Target 2013 Fund

DWS Target 2014 Fund

2.           The designation of the Series hereby shall not impair the power of the Trustees from time to time to designate additional Series and Classes of Shares of the Trust.

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 10th day of September 2010.

/s/John W. Ballantine	/s/Henry P. Becton, Jr.
John W. Ballantine, Trustee	Henry P. Becton, Jr., Trustee
/s/Dawn-Marie Driscoll	/s/Keith R. Fox
Dawn-Marie Driscoll, Trustee	Keith R. Fox, Trustee
/s/Paul K. Freeman	/s/Kenneth C. Froewiss
Paul K. Freeman, Trustee	Kenneth C. Froewiss, Trustee
/s/Ingo Gefeke	/s/Richard J. Herring
Ingo Gefeke, Trustee	Richard J. Herring, Trustee
/s/William McClayton	/s/Rebecca W. Rimel
William McClayton, Trustee	Rebecca W. Rimel, Trustee
/s/William N. Searcy, Jr.,	/s/Jean Gleason Stromberg
William N. Searcy, Jr., Trustee	Jean Gleason Stromberg, Trustee

/s/Robert H. Wadsworth
Robert H. Wadsworth, Trustee